July 10, 2017

Board of Directors

Red Fish Properties, Inc.

106858 Hazelhurst Drive, # 18541

Houston, TX 77043

teakwood5@cox.net

Re:	Form 1-A, filed with the Securities and Exchange Commission for Red Fish Properties, Inc., a Delaware corporation (the "Company"), filed May 30, 2017

CIK: 0001703429

Dear Ladies and Gentlemen:

This opinion is submitted pursuant to Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 with respect to the proposed offering of 1,000,000 shares of the Company's common stock, $0.0001 par value (the “Shares”), for public sale by the issuer.

In connection therewith, I have examined and relied upon original, certified, conformed, Photostat or other copies of the following documents:

i. The Certificate of Incorporation of the Company, filed February 28, 2017;

ii. Bylaws of the Company;

iii. The Offering Statement noted above and the Exhibits thereto; and

iv. Such other documents and matters of law as I have deemed necessary for the expression of the opinion herein contained.

In all such examinations, I have assumed the genuineness of all signatures on original documents, and the conformity to the originals of all copies submitted to me by the parties herein. In passing upon certain corporate records and documents of the Company, I have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and I express no opinion thereon. As to the various questions of fact material to this opinion, I have relied, to the extent I deemed reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to me by the Company, without verification except where such verification was readily ascertainable.

Based on the foregoing, I am of the opinion that the Shares, when issued and delivered against payment therefor as described in the offering statement , will be duly and validly issued, duly authorized, fully paid and non-assessable.

This opinion is limited to the laws of the State of Delaware and federal law as in effect on the date of qualification of the offering statement, exclusive of state securities and blue-sky laws, rules and regulations, and to all facts as they presently exist.

I hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the use of my name under the caption "Interests of Named Experts and Counsel" in the prospectus comprising part of the Offering Statement.

Sincerely,

/s/ Benjamin L. Bunker

Benjamin L. Bunker, Esq.